Exhibit 16.1

October 1, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the Change in Independent Registered Public Accounting Firm disclosure of Rivian Automotive, Inc.’s Form S-1 dated October 1, 2021, and have the following comments:

We agree with the statements made in the first four paragraphs of the disclosure.

We have no basis on which to agree or disagree with the statements made in the fifth paragraph of the disclosure.

Yours truly,

/s/ Deloitte & Touche LLP